UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 2, 2019 (January 2, 2019)

Humana Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

1-5975	61-0647538
(Commission File Number)	(IRS Employer Identification No.)

500 West Main Street, Louisville, KY	40202
(Address of Principal Executive Offices)	(Zip Code)

502-580-1000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01	Regulation FD Disclosure.

Members of Humana Inc.’s senior management team will be meeting with investors and analysts at industry conferences and various other meetings between January 3, 2019 and January 18, 2019. During the conferences and meetings, the Company intends to address its prospects and performance. The Company will not opine on any financial results or expectations for 2018 or 2019 at the meetings beyond those listed below since it is in the process of closing its books for 2018. The date and time of these presentations to investors are available via the Investor Relations calendar of events on Humana’s web site at www.humana.com, and the Company’s presentations during the conferences are expected to be webcast.

Medicare Advantage and Stand-alone Prescription Drug Plans (“PDP”) Enrollment

Based on final annual enrollment period (AEP) results, the Company is revising its net membership growth estimate for its individual Medicare Advantage products for the year ended December 31, 2019 to 375,000 to 400,000 members, compared to its previous estimate of 350,000 to 400,000 members. The revised membership estimate represents expected net membership gains of 12 to 13 percent above the year ended December 31, 2018 membership level of approximately 3.07 million members.

The Company also reiterates its expectations for group Medicare Advantage net membership gains for the same period, projecting an increase of approximately 30,000 members year over year. The membership estimate represents an expected net membership gain of 6 percent above the year ended December 31, 2018 membership level of approximately 500,000 members.

For PDP, the Company now estimates a net membership decline of 700,000 to 750,000 members for the year ended December 31, 2019, compared to its previous estimate of a decline of 750,000 to 800,000 members. The membership estimate represents a decline of 14 to 15 percent below the year ended December 31, 2018 membership level of approximately 5 million members. The revised estimate is primarily attributable to improved retention estimates.

Full Year 2018 Adjusted EPS Guidance

For the year ended December 31, 2018, Humana’s management expects to reaffirm its GAAP guidance of $11.96 in diluted earnings per common share (“EPS”), or approximately $14.40 in adjusted earnings per common share (“Adjusted EPS”). This guidance is consistent with the guidance issued in Humana’s press release dated November 7, 2018 and reaffirmed on November 28, 2018.

The Company has included adjusted EPS in this current report, a financial measure that is not in accordance with Generally Accepted Accounting Principles (“GAAP”). Management believes that this measure, when presented in conjunction with the comparable measure of GAAP EPS, is useful to both management and its investors in analyzing the Company’s ongoing business and operating performance. Consequently, management uses adjusted EPS as an indicator of the Company’s business performance, as well as for operational planning and decision making purposes. Adjusted EPS should be considered in addition to, but not as a substitute for, or superior to, GAAP EPS. A reconciliation of adjusted EPS to GAAP EPS follows:

Diluted earnings per common share	FY18 Guidance
GAAP	~$	11.96
Loss on Sale of KMG America Corporation, a wholly-owned subsidiary		2.58
Put/call valuation adjustments associated with 40% minority interest in Kindred at Home		0.06
Amortization of identifiable intangibles		0.49
Segment earnings associated with the Individual Commercial segment		(0.41)
Adjustments to provisional estimates for the income tax effects related to the tax reform law enacted on December 22, 2017		(0.28)
Adjusted (non-GAAP) – FY18 projected	~$	14.40

The Company plans to host a conference call and announce its financial results for the fourth quarter and year ended December 31, 2018 and provide detailed financial guidance for the year ended December 31, 2019, on Wednesday, February 6, 2019.

Cautionary Statement

This Current Report on Form 8-K includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, generally including the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions that are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the Company’s SEC filings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMANA INC.

BY:	/s/ Cynthia H. Zipperle
Cynthia H. Zipperle
Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)

Dated: January 2, 2019